Exhibit 3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Lloyds Banking Group plc’s Annual Report on Form 20-F for the year ended December 31, 2015.

/s/ PricewaterhouseCoopers LLP
London, United Kingdom
January 17, 2017